EIGHTH AMENDMENT

TO

INVESTMENT MANAGEMENT AGREEMENT II

This eighth amendment (the “Amendment”) to the Investment Management Agreement II is made as of the 29th day of May, 2025 by and between AQR Funds (“Trust”), on behalf of each Fund listed on Exhibit A, and AQR Capital Management, LLC (“AQR”).

WHEREAS, the parties hereto entered into an Investment Management Agreement II dated and effective as of November 13, 2015, as amended (the “Agreement”); and

WHEREAS, the parties hereto wish to amend Exhibit A of the Agreement in order to add the AQR LSE Fusion Fund, AQR CVX Fusion Fund, AQR MS Fusion Fund and AQR MS Fusion HV Fund.

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, Trust and AQR agree as follows:

1.	AMENDMENT OF EXHIBIT A. Exhibit A of the Agreement is hereby amended by deleting it in its entirety and replacing it with the Exhibit A attached hereto.

2.	Except as modified hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

AQR FUNDS	AQR CAPITAL MANAGEMENT, LLC

By:/s/ Nicole DonVito	By:/s/ Henry Parkin
Name: Nicole DonVito	Name: Henry Parkin
Title: Chief Legal Officer, Secretary and	Title: Managing Director
Vice President

EXHIBIT A

(Amended as of May 29, 2025)

Name of Series	Commencement Date	Advisory Fee Each fee will be based on the average daily net assets of the Fund managed by the Adviser, and calculated as described in Section 7 of the Agreement.
AQR Alternative Risk Premia Fund	September 19, 2017	1.20%
AQR Diversifying Strategies Fund	June 8, 2020	0.00%
AQR Trend Total Return Fund	December 15, 2021	1.05%
AQR LSE Fusion Fund	June 25, 2025	1.95%
AQR CVX Fusion Fund	June 18, 2025	0.95%
AQR MS Fusion Fund	June 25, 2025	1.85%
AQR MS Fusion HV Fund	June 25, 2025	3.50%